AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER
THIS AMENDMENT NO. 1 (this “Amendment No. 1”), dated effective as of March 23, 2017, to that certain Agreement and Plan of Merger, dated November 1, 2016 (the “Merger Agreement”), by and among Tecogen Inc., a Delaware corporation (“Tecogen”); Tecogen.ADGE Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Tecogen (“Merger Sub”); and American DG Energy Inc., a Delaware corporation as the company to be acquired (“ADGE”), is made and entered into by Tecogen, Merger Sub and ADGE. Capitalized terms used, but not defined, herein shall have the meanings given to such terms in the Merger Agreement.
WHEREAS, the parties desire to amend certain terms of the Merger Agreement as set forth hereinbelow.
NOW, THERFORE, in consideration of the premises and mutual agreements and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
Section 1. Amendments to Merger Agreement.
1.1.     Article II of the Merger Agreement is hereby amended to add a new Section 2.7 as follows
“Section 2.7 - Treatment of ADGE Warrants. (a) Each common stock purchase warrant to purchase or acquire ADGE Common Stock, whether vested or unvested (each, an “ADGE Warrant”), granted and issued and outstanding immediately before the Merger Effective Time (each holder thereof, a “Warrantholder”) and that is in effect immediately before the Merger Effective Time, shall remain in effect after the Merger Effective Time and until such ADGE Warrant expires, is terminated, is forfeited or settled in accordance with the terms thereof; provided, however, that, upon and immediately following the Merger Effective Time (i) each such ADGE Warrant shall cease to be exercisable for or relate to shares of ADGE Common Stock but instead shall be exercisable for 0.0920 shares of Tecogen Common Stock, subject to adjustment as provided in Section 2.1(c), multiplied by the number of shares of ADGE Common Stock as to which each such ADGE Warrant related immediately before the Merger Effective Time (rounded down to the closest whole share), and (ii) the exercise price per share of each ADGE Warrant shall be equal to the exercise price per share of such ADGE Warrant immediately before the Merger Effective Time divided by 0.0920, subject to adjustment as provided in Section 2.1(c), rounded down to the closest whole cent.
(b)     Effectuation of this Section. At or before the Merger Effective Time, ADGE and Tecogen shall take all action necessary to effectuate the requirements of this Section 2.7.”
1.2.     Section 8.5 - Certain Definitions is hereby amended and restated with respect only to the specific definitions below which are hereby amended and restated in their entirety as follows:
“ADGE Stockholder Approval” means the affirmative vote of the holders of a majority of the issued and outstanding shares of ADGE Common Stock entitled to vote at the ADGE Stockholder Meeting voting in favor of adoption of the Agreement.”
“Tecogen Stockholder Approval” means the affirmative vote of the holders of shares of stock having a majority in voting power of the votes cast by the holders of all of the shares of stock present or represented by proxy at the meeting voting in favor of approval of the issuance of the shares of Tecogen Common Stock pursuant to the Agreement.”
1.3. Subsection (a) of Section 6.1- Conditions to Each Party’s Obligations to Effect the Merger is hereby amended by deleting subsection (a) in its entirety and inserting in lieu thereof the following:
“(a) Stockholder Approvals. Each of the ADGE Stockholder Approval and the Tecogen Stockholder Approval shall have been duly obtained. The board of directors of Merger Sub shall have adopted resolutions approving the Agreement and declaring its advisability and Tecogen, as sole stockholder of Merger Sub, shall have adopted this Agreement and approved the Merger, in accordance with DGCL, by unanimous written consent of such stockholder or otherwise.”

Section 2. Counterparts. This Amendment No. 1 may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Amendment No. 1 transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
Section 3. References. All references in the Merger Agreement to “Agreement,” “herein,” “hereof,” or terms of like import referring to the Merger Agreement or any portion thereof are hereby amended to refer to the Merger Agreement as amended by this Amendment No. 1.
Section 4. Effect of this Amendment. Except as and to the extent expressly modified by this Amendment No. 1, the Merger Agreement (including all schedules and exhibits thereto) shall remain in full force and effect in all respects and each of Tecogen, Merger Sub, and ADGE do hereby ratify, affirm and adopt all such provisions ab initio.

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IN WITNESS WHEREOF, each party hereto has caused this Amendment No. 1 to be signed and delivered by its respective duly authorized officer as of the date first set forth above.

TECOGEN INC. (“Tecogen”)

By:	/s/ David A. Garrison
Name: Title:	David A. Garrison Chief Financial Officer

AMERICAN DG ENERGY INC. (“ADGE”)

By:	/s/ John N. Hatsopoulos
Name: Title:	John N. Hatsopoulos Co-Chief Executive Officer

TECOGEN.ADGE ACQUISITION CORP. (“Merger Sub”)

By:	/s/ David A. Garrison
Name: Title:	David A. Garrison Treasurer